Exhibit 99.1

7000 Shoreline Ct., Suite 370
South San Francisco, CA 94080
(650) 588-6404
www.hanabiosciences.com
Investor & Media Contacts:
Investor Relations Team
investor.relations@hanabiosciences.com
ph. (650) 588-6641

Invigorate Communications
Gregory Gin
ggin@invigoratepr.com
ph. (908) 376-7737

HANA BIOSCIENCES REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS

South San Francisco, CA (March 31, 2008) – Hana Biosciences Inc.,  (Nasdaq:HNAB), a biopharmaceutical company focused on developing and commercializing new, differentiated cancer therapies designed to improve and enable current standards of care, today announced financial results for the fourth quarter and the year ended December 31, 2008.  The Company also highlighted important clinical development progress and operational highlights from the year 2008.

As of December 31, 2008, the Company had cash, cash equivalents and available-for-sale securities of $14.1 million.  Cash used in operations was $4.7 million for the quarter ended December 31, 2008.  Pursuant to terms of the Company’s loan facility with Deerfield Management, $7.5 million of additional funds may become available in 2009, including $5.0 million on April 30, 2009.

"During 2008, we achieved consistent and meaningful progress in advancing development of our key pipeline product candidates, Marqibo and menadione," said Steven R. Deitcher, M.D., President and Chief Executive Officer of Hana Biosciences.  "We have extended this momentum in 2009 and announced earlier this month encouraging interim results from our pivotal rALLy clinical trial of Marqibo in acute lymphoblastic leukemia.  We will continue to proactively manage our cash resources as we look to achieve additional clinical milestones during 2009."

2008 and Recent Achievements

Marqibo® (vincristine sulfate liposomes injection):

•
In September 2008, the Company announced that its pivotal rALLy clinical trial of Marqibo for the treatment of adult acute lymphoblastic leukemia (ALL) in second relapse will proceed to full enrollment based on the achievement of the pre-specified response criteria.

•
In March 2009, the Company announced that an Independent Data Monitoring Committee recommended that the rALLy trial continue to completion per protocol based on results of the planned, pre-specified safety review of interim data, which continued to support the acceptable safety profile observed with Marqibo in earlier studies.

•
In March 2009, the Company also announced new positive preliminary efficacy results from a planned interim analysis of the ongoing rALLy clinical trial that revealed nine patients, or 31 percent, of the first 29 evaluable subjects achieved a complete response or complete response without full hematological recovery.  At the time of the data cutoff, the estimated median overall survival in responders was 10.5 months compared to 5.1 months in non-responders.

Menadione Topical Lotion:

•
In April 2008, Hana announced that the first cancer patients had been dosed in a Phase 1 trial with menadione, its novel first-in-class compound for the treatment and/or prevention of the pervasive acneiform skin rash complication due to anti-cancer therapy with epidermal growth factor receptor (EGFR) inhibitors.

•
In July 2008, the Company presented data at the European Society for Medical Oncology Conference that demonstrated that menadione did not adversely affect the anti-tumor effect of erlotinib (Tarceva®), an approved EGFR inhibitor, in preclinical models.

•
In December 2008, Hana announced the successful completion of its Phase 1 clinical study of menadione in healthy volunteers.  Favorable study results showed that menadione was not appreciably absorbed into the systemic circulation at all doses tested.

Company Highlights:

•	The Company continued to build out its management team with seasoned executives:
o	Dr. Anne E. Hagey joined as vice president and chief medical officer;
o	Mr. Gradon Knotts joined as vice president, business development;
o	Mr. Thomas J. Tarlow joined as vice president, regulatory affairs and quality; and
o	Dr. Christopher Salentine was promoted to vice president, chemistry and manufacturing.

2009 Operational Guidance

With respect to the clinical development of Marqibo, Hana expects to:

•	Complete enrollment of 56 evaluable subjects in the registration-enabling rALLy trial in second relapse Philadelphia chromosome negative adult ALL.

•	Complete enrollment of 30 subjects in the pilot Phase 2 trial in metastatic uveal melanoma in the first half of 2009.

•	Publish legacy data regarding ALL and non-Hodgkin's lymphoma.

With respect to the clinical development of menadione, Hana expects to:

•	Complete the early-stage “split-body dosing” clinical trial in EGFRi-treated cancer patients by the end of the third quarter 2009.

•	Finalize Phase 2 study design in cancer patients.

Fourth Quarter 2008 Financial Results

The Company reported a net loss of $6.1 million (including non-cash expenses), or $0.19 per share, for the three months ended December 31, 2008 compared to $3.6 million, or $0.10 per share, for the same period in 2007.

Research and development expense for the quarter ended December 31, 2008 was $5.4 million, compared to $3.9 million for the three months ended December 31, 2007.  The increase in research and development costs was primarily due to increased spending for clinical development of Marqibo and menadione.

General and administrative expenses totaled $1.2 million for the quarter ended December 31, 2008, compared with $1.4 million for the three months ended December 31, 2007.  The decrease is due primarily to decreased personnel related expenses.

Full Year 2008 Financial Results

Hana reported a net loss of $22.2 million (including non-cash expenses), or $0.69 per share, for the full year 2008, compared to a net loss of $26.0 million, or $0.85 per share, for the full year 2007.

Research and development expense for the full year 2008 was $18.4 million, compared with $21.3 million for the full year 2007.  The decrease in research and development costs was primarily due to decreased spending on earlier-stage pipeline programs partially offset by increased spending for clinical development of Marqibo and menadione.

General and administrative expenses totaled $5.8 million for the year ended December 31, 2008, compared with $8.0 million for the year ended December 31, 2007.

Conference Call

Hana Biosciences' management will host a conference call discussion today, March 31, 2009, at 5:00pm ET, 2:00pm PT.

Date:	Tuesday, March 31, 2009
Time:	5:00pm ET, 2:00pm PT
Dial-in (U.S. and Canada):	(877) 407-8031
Dial-in (International):	(201) 689-8031
Webcast:	www.hanabiosciences.com

A replay of this call will be available for one week by dialing (877) 660-6853 U.S./Canada and (201) 612-7415 for International participants. When prompted, enter Account Number #286 and Conference ID #317545.  An archived version of the webcast will also be available via the company's website for 14 days following the call.

About Hana Biosciences, Inc.

Hana Biosciences, Inc. (Nasdaq:HNAB) is a biopharmaceutical company dedicated to developing and commercializing new, differentiated cancer therapies designed to improve and enable current standards of care.  The company has two lead product candidates that target large markets and are in pivotal and/or proof-of-concept clinical trials.  Marqibo® potentially treats acute lymphoblastic leukemia and lymphomas.  Menadione topical lotion is a first-in-class compound for the potential prevention and/or treatment of skin toxicity associated with epidermal growth factor receptor inhibitors.  The company has additional pipeline opportunities that, like Marqibo, improve delivery and enhance the therapeutic benefits of well characterized, proven chemotherapies and enable high potency dosing without increased toxicity.  Further information on Hana Biosciences can be found at www.hanabiosciences.com.

# # #
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as "anticipates," "expects," "plans," "believes," "intends," and similar words or phrases. These forward-looking statements include without limitation, statements regarding, the timing progress and anticipated results of the clinical development, regulatory processes, potential clinical trial initiations, potential IND and NDA filings and commercialization efforts of Hana's product candidates; statements regarding the expected benefits Marqibo may have for patients with relapsed ALL compared to existing therapies; statements regarding the availability of additional capital, including capital subject to Hana’s existing loan facility; and statements regarding Hana’s efforts to enter into strategic collaborations regarding the development or commercialization of its product candidates. Such statements involve risks and uncertainties that could cause Hana's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that any of Hana's development efforts relating to its other product candidates will be successful, that Hana will be able to obtain regulatory approval of any of its product candidates, and that the results of clinical trials will support Hana's claims or beliefs concerning the effectiveness of its product candidates. Additional risks that may affect such forward-looking statements include Hana's need to raise additional capital to fund its product development programs to completion, Hana's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing and commercializing pharmaceutical products. Additional risks are described in the company's Annual Report on Form 10-K for the year ended December 31, 2007 2008 filed with the Securities and Exchange Commission. Hana assumes no obligation to update these statements, except as required by law.

HANA BIOSCIENCES, INC.

BALANCE SHEETS

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$13,999,080	$20,795,398
Available-for-sale securities	128,000	96,000
Prepaid expenses and other current assets	131,663	489,293
Total current assets	14,258,743	21,380,691

Property and equipment, net	400,168	432,529
Restricted cash	125,000	125,000
Debt issuance costs	1,361,356	1,423,380
Total assets	$16,145,267	$23,361,600

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$4,225,863	$4,098,039
Other short-term liabilities	61,341	13,919
Warrant liabilities, short-term	1,450,479
Total current liabilities	5,737,683	4,111,958
Notes payable, net of discount	16,851,541	2,025,624
Warrant liabilities, long-term	--	4,232,355
Other long-term liabilities	41,775	33,861
Total long term liabilities	18,343,795	6,291,840
Total liabilities	22,630,999	10,403,798
Commitments and contingencies:

Stockholders' equity (deficit):
Common stock; $0.001 par value:
100,000,000 shares authorized, 32,386,130 and 32,169,553 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	32,386	32,170
Additional paid-in capital	104,431,469	101,843,390
Accumulated other comprehensive income(loss)	36,000	(104,000)
Deficit accumulated	(110,985,587)	(88,813,758)
Total stockholders' equity (deficit)	(6,485,732)	12,957,802
Total liabilities and stockholders' equity (deficit)	$16,145,267	$23,361,600

HANA BIOSCIENCES, INC.

STATEMENTS OF OPERATIONS
AND OTHER COMPREHENSIVE LOSS

	Years Ended December 31,
	2008	2007

License revenues	$--	$1,150,000
Operating expenses:
General and administrative	5,800,595	7,982,388
Research and development	18,426,757	21,293,297
Total operating expenses	24,227,352	29,275,685

Loss from operations	(24,227,352)	(28,125,685)

Other income (expense):
Interest income	336,968	1,222,206
Interest expense	(1,415,913)	(167,700)
Other income (expense), net	(130,622)	(505,688)
Change in fair market value of warrant liabilities	3,265,090	1,619,943
Total other income	2,055,523	2,168,761

Net loss	$(22,171,829)	$(25,956,924)
Net loss per share, basic and diluted	$(0.69)	$(0.85)
Weighted average shares used in computing net loss per share, basic and diluted	32,295,455	30,517,328

Comprehensive loss:
Net loss	$(22,171,829)	$(25,956,924)
Unrealized holdings gains (losses) arising during the period	32,000	(560,000)
Less: reclassification adjustment for losses included in net loss	108,000	436,000
Comprehensive loss	(22,031,829)	(26,080,924)

\